Exhibit 16.2

August 16, 2007

Securities and Exchange Commission
100F Street, N.E.
Washingtron, D.C. 20549

RE:    SoftNet Technology Corp.

          We have read the statements that we understand SoftNet Technology Corp. will include under Item 4 of the Form 8K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.   We have no basis to agree or disagree with other statements made under  Item 4.

Yours truly,

/s/ Kramer Weisman and Associates, LLP

Kramer Weisman and Associates, LLP
Certified Public Accountants